NEWS RELEASE
Media Contact
Drew Prairie
512-602-4425
drew.prairie@amd.com

Investor Contact
Ruth Cotter
408-749-3887
ruth.cotter@amd.com

AMD Reports 2016 Third Quarter Results

SUNNYVALE, Calif. — Oct. 20, 2016 — AMD (NASDAQ:AMD) today announced revenue for the third quarter of 2016 of $1,307 million, operating loss of $293 million, and net loss of $406 million, or $0.50 per share. Non-GAAP(1) operating income was $70 million and non-GAAP(1) net income was $27 million, or $0.03 per share.

GAAP Financial Results

	Q3-16	Q2-16	Q3-15
Revenue	$1,307M	$1,027M	$1,061M
Operating loss	$(293)M	$(8)M	$(158)M
Net income (loss) / earnings (loss) per share	$(406)M/$(0.50)	$69M/$0.08	$(197)M/$(0.25)

Non-GAAP Financial Results(1)

	Q3-16	Q2-16	Q3-15
Revenue	$1,307M	$1,027M	$1,061M
Operating income (loss)	$70M	$3M	$(97)M
Net income (loss) / earnings (loss) per share	$27M/$0.03	$(40)M/$(0.05)	$(136)M/$(0.17)

“Our third quarter financial results highlight the progress we are making across our business,” said Lisa Su, AMD president and CEO.  “We now expect to deliver higher 2016 annual revenue based on stronger demand for AMD semi-custom solutions and Polaris GPUs.

This positions us well to accelerate our growth in 2017 as we introduce new high-performance computing and graphics products."

Q3 2016 Results

•	Q3 2016, Q2 2016 and Q3 2015 were 13-week fiscal quarters.

•
Revenue of $1,307 million, up 27 percent sequentially and up 23 percent year-over-year primarily due to record semi-custom SoC and higher GPU and mobile APU sales, partially offset by client desktop processor and chipset sales.

•
Gross margin was 5 percent, down from 31 percent from the previous quarter due to a $340 million charge related to the 6th amendment to the Wafer Supply Agreement (WSA) with GLOBALFOUNDRIES (GF). Non-GAAP gross margin of 31 percent was flat quarter-over-quarter.

•
Operating expenses of $376 million, compared to $353 million for the prior quarter. Non-GAAP operating expenses of $353 million, compared to non-GAAP operating expenses of $342 million in Q2 2016, driven by increased investments in research and development.

•
Operating loss of $293 million, compared to an operating loss of $8 million in Q2 2016 due to a $340 million WSA charge. Non-GAAP(1) operating income of $70 million, compared to non-GAAP(1) operating income of $3 million in Q2 2016, primarily due to higher revenue.

•
Net loss of $406 million, net loss per share of $0.50, compared to net income of $69 million, net earnings per share of $0.08 in Q2 2016. The decline was driven by a $340 million WSA charge and a $61 million loss on debt redemption offset by increased revenue. Q2 2016 net income included a $150 million pre-tax gain on the sale of 85 percent of assembly, test, mark and pack (ATMP) facilities to Nantong Fujitsu Microelectronics (NFME).

•
Non-GAAP(1) net income of $27 million, non-GAAP(1) earnings per share of $0.03. This compares to non-GAAP(1) net loss of $40 million and non-GAAP(1) loss per share of $0.05 in Q2 2016, primarily due to increased revenue in Q3 2016.

•
Cash and cash equivalents were $1,258 million at the end of the quarter, up $301 million from the end of the prior quarter. The quarter-end cash balance includes approximately $274 million of net proceeds from recent capital markets transactions.

•
Total debt at the end of the quarter was $1,632 million, down $606 million from the prior quarter as a result of the timing and execution of Q3 2016 debt reduction actions and due to bifurcation of the newly issued 2.125 percent Convertible Notes due 2026 into equity and liability components based on GAAP accounting regulations. We plan to further reduce debt by deploying a significant portion of the remaining cash from our capital markets transactions.

Financial Segment Summary

•
Computing and Graphics segment revenue of $472 million increased 9 percent sequentially and 11 percent from Q3 2015. The sequential and year-over-year increases were driven primarily by increased sales of GPUs, offset by decreased sales of client desktop processors and chipsets. The year-over-year increase was also driven by increased sales of client mobile processors.

◦
Operating loss was $66 million, compared with an operating loss of $81 million in Q2 2016 and an operating loss of $181 million in Q3 2015. The sequential improvement was driven primarily by higher GPU revenue, and the year-over-year improvement was primarily due to higher GPU revenue and the absence of an inventory write-down charge.

◦	Client average selling price (ASP) decreased sequentially driven by lower mobile and desktop processor ASPs and was flat year-over-year.

◦	GPU ASP increased sequentially and year-over-year driven by higher channel and professional graphics ASPs.

•	Enterprise, Embedded and Semi-Custom segment revenue of $835 million increased 41 percent sequentially and 31 percent year-over-year due to higher sales of semi-custom SoCs.

◦
Operating income was $136 million compared with $84 million in Q2 2016 and $84 million in Q3 2015. The sequential improvement was primarily due to higher revenue and the year-over-year improvement was primarily due to higher revenue and a $24 million IP licensing gain.

•
All Other category operating loss was $363 million in Q3 2016 compared with $11 million in Q2 2016 and $61 million in Q3 2015. The sequential increase was primarily driven by a $340 million WSA charge.

Q3 2016 Highlights

•
AMD completed capital markets transactions that raised approximately $1.4 billion in cash, before issuance costs, to lower overall debt, reduce interest expense payments, and further support growing business opportunities.

•
AMD announced a five-year amendment to the WSA with GF that strengthens the strategic partnership, while providing AMD with flexibility in sourcing foundry services and greater financial predictability.

•	AMD disclosed new details about its upcoming high-performance x86 “Zen” core architecture and “Zen”-based products, including:

◦	A public preview of the competitive performance of the “Zen”-based “Summit Ridge” desktop processor,

◦	A first look at “Naples”, its “Zen”-based 32-core, 64-thread server product, and

◦	A detailed technical overview of the new grounds-up "Zen" core architecture at the 28th annual Hot Chips conference.

•	AMD expanded its family of mainstream and workstation class graphics based on its new Polaris architecture based on 14nm FinFET technology

◦	Launched the new Radeon RX™ 470 GPU, enabling exceptional HD gaming, true asynchronous compute, and support for high dynamic range (HDR) monitors.

◦	Launched the Radeon™ RX 460 GPU for eSports gamers who demand pristine HD gaming, smooth beyond-HD streaming capabilities, and an assortment of future-ready gaming technologies.

◦	Unveiled the new Radeon™ Pro WX Series of professional graphics cards, a set of new solutions to address modern content creation and engineering.

◦
Introduced the upcoming Radeon™ Pro SSG (Solid State Graphics), a new Radeon™ Pro solution with 1 terabyte of dedicated memory designed for large dataset applications, which will be available initially as a developer kit.

•	Customer adoption of Radeon™ RX GPUs expanded with notable gaming PC design wins with HP and Alienware.

◦
HP announced support for the Radeon™ RX 400-Series graphics cards and introduced the HP OMEN X, a fully customizable enthusiast gaming desktop PC designed for top-end gaming and superior VR experiences that can accommodate up to two Radeon™ R9 Fury X graphics cards.

◦	Alienware introduced its latest line of premium gaming laptops, including the new Alienware 15 and new Alienware 17 available with the future-proof[2] Radeon™ RX 470 graphics card.

•
AMD continued to gain momentum in virtual reality (VR) with the introduction of most affordable VR-ready PC to-date, the limited edition CyberPowerPC, featuring the AMD FX 4350 processor and Radeon™ RX 470 graphics. Priced at $499 standalone or $999 when bundled with the Oculus Rift headset.

•	AMD strengthened its GPUOpen initiative with the addition of AMD TrueAudio Next and Radeon™ ProRender.

◦
TrueAudio Next is an API that lets developers leverage the GPU for audio rendering, allowing developers and sound designers to add physics-based environmental audio to games and VR apps across platforms.

◦
Radeon™ ProRender is an open source professional GPU-optimized photorealistic renderer that gives developers access to the source code and enables creators to bring ideas to life through high-performance applications and workflows enhanced by photorealistic rendering.

•	AMD announced the availability of new consumer and commercial desktop systems based on 7th Generation AMD APUs and the new AM4 platform.

◦
The AMD AM4 socket is a new unified infrastructure that supports both 7th Generation AMD A-Series APUs and the upcoming “Zen"-based high-performance “Summit Ridge” AMD desktop CPU. AM4 platforms feature DDR4 Memory and next-gen I/O and peripheral support, including PCIe® Gen 3, USB 3.1 Gen 2, NVMe, and SATA Express.

◦	AMD 7th Generation APU-based consumer desktop systems are now available from HP, with other global OEM designs to follow.

◦	The commercial-focused HP EliteDesk 705 G3 Series desktops feature the new 7th Generation AMD PRO APUs.

▪
AMD 7th Generation AMD PRO APUs deliver up to 14 percent more compute and 22 percent more graphic performance, and are 32 percent more energy efficient than the previous generation[3], while providing a secure and stable platform to protect customers’ IT investments.

•	Sony announced a new, thinner and lighter PS4, as well as the PS4 Pro with support for 4K gameplay, both powered by AMD semi-custom SoCs.

•
AMD announced two new, Polaris-based Embedded Radeon™ discrete GPU products with 4K and 3D support – the E9260 and E9550 – targeting medical imaging, digital signage and casino gaming applications, among others.

•
AMD reinforced its commitment to open standards by participating in three consortia with the overarching goal of bringing open standards to future servers and datacenters through high-performance interconnect technologies. Other technology leaders taking part in these consortia include Dell EMC, Google, HPE, IBM, Lenovo, Qualcomm, Samsung and Xilinx.

•
AMD was recognized for its commitment to corporate responsibility by receiving the Catalyst Award by the Green Electronics Council for its 25x20 Energy Efficiency Initiative and being named to the Dow Jones Sustainability Index for the 15th consecutive year.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For Q4 2016, AMD expects revenue to decrease 18 percent sequentially, plus or minus 3 percent. The midpoint of guidance would result in Q4 2016 revenue increasing approximately 12 percent year-over-year and 2016 revenue increasing 6 percent from 2015.
For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

AMD Teleconference

AMD will hold a conference call for the financial community at 2 p.m. PDT (5 p.m. EDT) today to discuss its third quarter financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q3-16	Q2-16	Q3-15
GAAP Gross Margin	$59	$319	$239
GAAP Gross Margin %	5%	31%	23%
Charge related to the sixth amendment to the WSA with GF	340	—	—
Non-GAAP Gross Margin	$399	$319	$239
Non-GAAP Gross Margin %	31%	31%	23%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q3-16	Q2-16	Q3-15
GAAP operating expenses	$376	$353	$397
Restructuring and other special charges, net	—	(7)	48
Stock-based compensation	23	18	13
Non-GAAP operating expenses	$353	$342	$336

Reconciliation of GAAP Operating Loss to Non-GAAP Operating Income (Loss)

(Millions)	Q3-16	Q2-16	Q3-15
GAAP operating loss	$(293)	$(8)	$(158)
Charge related to the sixth amendment to the WSA with GF	340	—	—
Restructuring and other special charges, net	—	(7)	48
Stock-based compensation	23	18	13
Non-GAAP operating income (loss)	$70	$3	$(97)

Reconciliation of GAAP to Non-GAAP Net Income (Loss)/Income (Loss) per Share

(Millions except per share amounts)	Q3-16		Q2-16		Q3-15
GAAP net income (loss) /income (loss) per share	$(406)	$(0.50)	$69	$0.08	$(197)	$(0.25)
Charge related to the sixth amendment to the WSA with GF	340	0.39	—	—	—	—
Loss on debt redemption	61	0.07	—	—	—	—
Non-cash interest expense related to convertible debt	1	—	—	—	—	—
Restructuring and other special charges, net	—	—	(7)	(0.01)	48	0.06
Stock-based compensation	23	0.03	18	0.02	13	0.02
Gain on sale of 85% of ATMP JV	4	—	(150)	(0.19)	—	—
Equity in income (loss) of ATMP JV	5	0.01	3	—	—	—
Tax provision (benefit) related to sale of 85% of ATMP JV	(1)	—	27	0.03	—	—
Non-GAAP net income (loss)/ income (loss) per share	$27	$0.03	$(40)	$(0.05)	$(136)	$(0.17)

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics, and visualization technologies — the building blocks for gaming, immersive platforms,

and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This press release contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's expected fourth quarter 2016 revenue and expected 2016 revenue, the features, functionality, timing and availability of AMD's future products; AMD's expectation that it will deliver higher 2016 annual revenue based on stronger demand for AMD semi-custom solutions and Polaris GPUs; AMD's ability to accelerate growth as it introduces new high-performance computing and graphics products in 2017; and AMD's plans to further reduce its debt by deploying a significant portion of its remaining cash from its capital markets transactions, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD relies on GLOBALFOUNDRIES INC. (GF) to manufacture all of its microprocessor and accelerated processing unit (APU) products and a certain portion of its discrete graphics processing units (GPUs) products, with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, its business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a substantial amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; the markets in which AMD’s products are sold are highly competitive; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; the completion and impact of the 2015 Restructuring Plan, its transformation initiatives and any future restructuring actions could adversely affect it; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its product development programs; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD may incur future impairments of goodwill; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to AMD’s Quarterly Report on Form 10-Q for the quarter ended June 25, 2016.

AMD, the AMD Arrow logo, Catalyst, FirePro, Radeon, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. ARM is a registered trademark of ARM Limited in the EU and other countries. DirectX, Microsoft and Windows are registered trademarks of Microsoft Corporation in the US and other jurisdictions. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

____________________________

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP operating expenses, non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and non-GAAP free cash flow as supplemental measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the CFO Commentary.

2.
Statement of “future-proof” refers to support of current and upcoming technology standards including 14nm FinFET process technology, DirectX®12 and Vulkan™ API support, new display technology, and experiences such as VR. “Future-proof” statement is not meant to serve as a warranty or indicate that users will never have to upgrade their graphics technology again. Support of current and upcoming technology standards described above has the potential to reduce frequency of graphics upgrades for some users.

3.
Testing by AMD Performance labs. PC manufacturers may vary configurations yielding different results. 3DMark 11 Performance is used to simulate graphics performance, and Cinebench R11.5 1T Performance is used to simulate single threaded CPU performance; the 7th Generation AMD PRO A12-9800 at 65W scored 3521.25 and 1.21 while the AMD PRO A10-8850B at 95W scored 2880 and 1.06 respectively. CPU Performance improvement: 1.21/1.06=1.14X or 14% more, Graphic Performance improvement: 3521.25/2880=1.22X or 22% more, Power Consumption improvement: (95W-65W)/95W=0.32X or 32% less. BRPD-4

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 24, 2016	June 25, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net revenue	$1,307	$1,027	$1,061	3,166	$3,033
Cost of sales	1,248	708	822	2,519	2,236
Gross margin	59	319	239	647	797
Gross margin %	5%	31%	23%	20%	26%
Research and development	259	243	241	744	718
Marketing, general and administrative	117	117	108	339	373
Amortization of acquired intangible assets	—	—	—	—	3
Restructuring and other special charges, net	—	(7)	48	(10)	135
Licensing gain	(24)	(26)	—	(57)	—
Operating loss	(293)	(8)	(158)	(369)	(432)
Interest expense	(41)	(41)	(39)	(122)	(119)
Other income (expense), net	(63)	150	—	87	(3)
Income (loss) before equity loss and income taxes	(397)	101	(197)	(404)	(554)
Provision for income taxes	4	29	—	34	4
Equity in income (loss) of ATMP JV	(5)	(3)	—	(8)	—
Net income (loss)	(406)	69	(197)	(446)	(558)
Net income (loss) per share
Basic	$(0.50)	$0.09	$(0.25)	$(0.56)	$(0.72)
Diluted	$(0.50)	$0.08	$(0.25)	(0.56)	$(0.72)
Shares used in per share calculation
Basic	815	794	785	801	780
Diluted	815	821	785	801	780
ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Millions)
	Three Months Ended			Nine Months Ended
	September 24, 2016	June 25, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Total comprehensive income (loss)	$(406)	$72	$(207)	$(441)	$(568)

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Millions)

	September 24, 2016	December 26, 2015
Assets
Current assets:
Cash and cash equivalents	$1,258	$785
Accounts receivable, net	640	533
Inventories, net	772	678
Prepayment and other - GLOBALFOUNDRIES	13	33
Prepaid expenses	63	43
Other current assets	78	248
Total current assets	2,824	2,320
Property, plant and equipment, net	161	188
Goodwill	289	278
Investment in ATMP JV	60	—
Other assets	282	298
Total Assets	$3,616	$3,084
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Short-term debt	$—	$230
Accounts payable	582	279
Payable to GLOBALFOUNDRIES	284	245
Payable to ATMP JV	144	—
Accrued liabilities	384	472
Other current liabilities	25	124
Deferred income on shipments to distributors	54	53
Total current liabilities	1,473	1,403
Long-term debt, net	1,632	2,007
Other long-term liabilities	126	86
Stockholders' equity (deficit):
Capital stock:
Common stock, par value	9	8
Additional paid-in capital	8,258	7,017
Treasury stock, at cost	(127)	(123)
Accumulated deficit	(7,752)	(7,306)
Accumulated other comprehensive loss	(3)	(8)
Total Stockholders' equity (deficit)	385	(412)
Total Liabilities and Stockholders' Equity (Deficit)	$3,616	$3,084

(1) Amounts reflected adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes beginning in the first quarter of 2016.
(2) Amounts reflected adoption of FASB ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs beginning in the first quarter of 2016.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Millions)

	Three Months Ended	Nine Months Ended
	September 24, 2016	September 24, 2016
Cash flows from operating activities:
Net loss	$(406)	$(446)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net gain on sale of equity interests in ATMP JV	4	(146)
Equity in loss of ATMP JV	2	1
Depreciation and amortization	33	99
Provision for deferred income taxes	—	11
Stock-based compensation expense	23	57
Non-cash interest expense	4	11
Loss on debt redemption	61	61
Fair value of warrant issued related to sixth amendment to the WSA	240	240
Other	1	(5)
Changes in operating assets and liabilities:
Accounts receivable	31	(107)
Inventories	(28)	(94)
Prepayment and other - GLOBALFOUNDRIES	(1)	20
Prepaid expenses and other assets	(17)	(134)
Payable to ATMP JV	(6)	144
Payable to GLOBALFOUNDRIES	190	39
Accounts payable, accrued liabilities and other	(102)	151
Net cash provided by (used in) operating activities	$29	$(98)

Cash flows from investing activities:
Purchases of property, plant and equipment	(9)	(56)
Net proceeds from sale of equity interests in ATMP JV	(5)	346
Other	4	3
Net cash provided by (used in) investing activities	$(10)	$293

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	668	668
Proceeds from issuance of convertible senior notes, net of issuance costs	681	681
Proceeds from issuance of common stock under stock-based compensation equity plans	10	12
Repayments of borrowings, net	(226)	(230)
Repayments of long-term debt	(848)	(848)
Other	(3)	(5)
Net cash provided by financing activities	$282	$278
Net increase in cash and cash equivalents	301	473
Cash and cash equivalents at beginning of period	$957	$785
Cash and cash equivalents at end of period	$1,258	$1,258

ADVANCED MICRO DEVICES, INC.
SELECTED CORPORATE DATA
(Millions except headcount)

	Three Months Ended			Nine Months Ended
	September 24, 2016	June 25, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Segment and Category Information
Computing and Graphics (1)
Net revenue	$472	$435	$424	$1,367	$1,335
Operating loss	$(66)	$(81)	$(181)	$(217)	$(403)
Enterprise, Embedded and Semi-Custom (2)
Net revenue	835	592	637	1,799	1,698
Operating income	136	84	84	236	156
All Other (3)
Net revenue	—	—	—	—	—
Operating loss	(363)	(11)	(61)	(388)	(185)
Total
Net revenue	$1,307	$1,027	$1,061	$3,166	$3,033
Operating loss	$(293)	$(8)	$(158)	$(369)	$(432)
Other Data
Depreciation and amortization, excluding amortization of acquired intangible assets	$33	$33	$42	$99	$130
Capital additions	$9	$21	$25	$56	$64
Adjusted EBITDA (4)	$103	$36	$(55)	$117	$(84)
Cash and cash equivalents	$1,258	$957	$755	$1,258	$755
Non-GAAP free cash flow (5)	$20	$(106)	$(81)	$(154)	$(349)
Total assets	$3,616	$3,316	$3,229	$3,616	$3,229
Total debt	$1,632	$2,238	$2,260	$1,632	$2,260
Headcount	8,306	8,099	9,475	8,306	9,475
See footnotes on the next page

(1)	Computing and Graphics segment primarily includes desktop and notebook processors, chipsets, discrete graphics processing units (GPUs) and professional graphics.
(2)
Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services, technology for game consoles and licensing portions of its intellectual property portfolio.

(3)
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category are stock-based compensation expense and restructuring and other special charges, net. In addition, the Company also included a charge related to the sixth amendment to the WSA with GF for the three and nine months ended September 24, 2016 and amortization of acquired intangible assets for the nine months ended September 26, 2015.

(4)	Reconciliation of GAAP Operating Loss to Adjusted EBITDA*

	Three Months Ended			Nine Months Ended
	September 24, 2016	June 25, 2016	September 26, 2015	September 24, 2016	September 26, 2015
GAAP operating loss	$(293)	$(8)	$(158)	$(369)	$(432)
Charge related to the sixth amendment to the WSA with GF	340	—	—	340	—
Technology node transition charge	—	—	—	—	33
Restructuring and other special charges, net	—	(7)	48	(10)	135
Stock-based compensation	23	18	13	57	47
Amortization of acquired intangible assets	—	—	—	—	3
Depreciation and amortization	33	33	42	99	130
Adjusted EBITDA	$103	$36	$(55)	$117	$(84)

(5)    Reconciliation of Non-GAAP free cash flow**

	Three Months Ended			Nine Months Ended
	September 24, 2016	June 25, 2016	September 26, 2015	September 24, 2016	September 26, 2015
GAAP net cash provided by (used in) operating activities	$29	$(85)	$(56)	$(98)	$(285)
Purchases of property, plant and equipment	(9)	(21)	(25)	(56)	(64)
Non-GAAP free cash flow	$20	$(106)	$(81)	$(154)	$(349)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, stock-based compensation expense and restructuring and other special charges, net. In addition, the Company excluded a charge related to the sixth amendment to the WSA with GF for the three and nine months ended September 24, 2016, a technology node transition charge and amortization of acquired intangible assets for the nine months ended September 26, 2015. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

**
The Company also presents non-GAAP free cash flow as a supplemental measure of its performance. Non-GAAP free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates non-GAAP free cash flow in the financial earnings press release because the Company’s management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.